                                                                EXHIBIT l(1)(c)

[AIM LOGO APPEARS HERE]
--Registered Trademark--

P.O. Box 4333
Houston, TX 77210-4333
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173
713-626-1919

A I M Advisors, Inc.

                                December 30, 1999



Board of Trustees
AIM Special Opportunities Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

         RE: INITIAL CAPITAL INVESTMENT IN NEW PORTFOLIO OF AIM SPECIAL OPPORTUNITIES FUNDS (THE "FUND")

Ladies and Gentlemen:

         We are purchasing shares of the Fund for the purpose of providing initial investment for a new investment portfolio of the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

         We hereby agree to purchase shares equal to the following dollar amount for the portfolio:

                  AIM Large Cap Opportunities Fund - Class A                    $    1,000,000
                  AIM Large Cap Opportunities Fund - Class B                    $          -0-
                  AIM Large Cap Opportunities Fund - Class C                    $          -0-

         We understand that the initial net asset value per share for the portfolio named above will be $10.

         We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

         We further agree to provide the Fund with at least three days' advance written notice of any intended redemption and agree that we will work with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal portfolio management of the Fund.

                                Sincerely yours,

                                A I M ADVISORS, INC.


                                By: /s/ ROBERT H. GRAHAM
                                   ------------------------------------
                                        Robert H. Graham